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                                                          EXHIBIT NO. EX-99.a.16

                      DFA INVESTMENT DIMENSIONS GROUP INC.

                              ARTICLES OF AMENDMENT


     DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

     FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

     SECOND: The Charter of the Corporation, as amended, supplemented and restated (the "Charter"), is further amended by changing the name of the "Tax-Managed U.S. Marketwide Portfolio Shares" class of common stock of the Corporation to the "Tax-Managed U.S. Equity Portfolio Shares" class of common stock.

     THIRD: The foregoing amendments to the Charter of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and are limited to changes expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

     FOURTH: The amendments to the Charter of the Corporation as set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the classes of common stock of the Corporation that are the subject of the amendments or the aggregate par value thereof.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 19th day of September, 2001 by its Vice President, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

ATTEST:                                  DFA INVESTMENT DIMENSIONS GROUP INC.

/S/ CATHERINE L. NEWELL                  By:    /S/ MICHAEL T. SCARDINA
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Catherine L. Newell                             Michael T. Scardina
Secretary                                       Vice President